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                                                                 EXHIBIT 10.30

                          EXECUTIVE EMPLOYMENT CONTRACT

         THIS AGREEMENT made as of September 17, 2003 by and between PMC Capital, Inc., a Florida Corporation with its principal places of business in Dallas, Collin County, Texas, hereinafter referred to as the "CORPORATION", and Lance B. Rosemore, hereinafter referred to as "EXECUTIVE".

                                WITNESSETH THAT:

         In consideration of the promises herein contained, the parties hereto mutually agree as follows:

         1. Employment: The Corporation hereby employs the Executive as its President and Chief Executive Officer with such powers and duties as may be specified by the Board of Directors. The Executive hereby accepts employment upon the terms and conditions as hereinafter set forth.

         2. Term: Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin immediately and shall terminate on October 1, 2006 or such later date as determined by the Board of Directors (the "Term"). The Term of this Executive Employment Contract may be extended annually by the Board of Directors.

         3. Compensation: For all services rendered by the Executive under this contract, the Executive shall be paid an annual salary at a minimum at the annual rate for the Executive effective as of July 1, 1998 (the "Minimum Rate"). The Minimum Rate may be increased by the Board at its discretion. The annual salary is payable pursuant to the normal payroll practices of the Corporation.

         The Board of Directors may consider bonus compensation for the Executive if the performance of the Corporation and the Executive justifies such bonus compensation.

         4. Authorized Expenses: The Executive is authorized to incur reasonable expenses for the promotion of the business of the Corporation. The Corporation will reimburse the Executive for all such reasonable expenses upon the presentation by the Executive, from time to time, of an itemized account of such expenditures.

         The Executive shall be entitled to such additional and other fringe benefits as the Board of Directors shall from time to time authorize, including but not limited to: A) health insurance coverage for the Executive, his wife and minor children; B) a monthly automotive allowance of $550, which the Executive is to use to obtain an automobile to be utilized for his own company needs. All maintenance, insurance etc. (excluding fuel) will be the responsibility and expense of the Executive.

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         5. Extent of Services: The Executive shall devote a substantial portion of business time, attention and energies to the business of the Corporation, and shall not, during the term of this Agreement, engage in any other business activities, whether or not such activities are pursued for gain, profit or other pecuniary advantage. This provision is not meant to prevent him from A) devoting reasonable time to civic or philanthropic activities or B) investing his assets in such form or manner providing that it does not require any substantial services on the part of the Executive that will interfere with the Executive's employment pursuant to this Agreement. Executive's employment is considered as full-time.

         6. Working Facilities: The Executive shall be furnished with such facilities and services suitable to his position and adequate for the performance of his duties.

         7. Duties: The Executive is employed in an executive and supervisory capacity and shall perform such duties consistent herewith as the Board of Directors of the Corporation shall from time to time specify. Subject to the provisions of Section 14 hereof, the precise services of the Executive may be extended or curtailed, from time to time, at the discretion of the Board of Directors of the Corporation.

         8. Disclosure of Information: The Executive recognizes and acknowledges that the Corporation's operating procedures or service techniques are valuable, special and unique assets of the Corporation's business. The Executive will not, during or after the term of his employment, disclose the list of the Corporation's operating procedures or service techniques to any person, firm, corporation, association or other entity for any reason or purpose whatsoever. In the event of breach or threatened breach by the Executive of the provisions of this paragraph, the Corporation shall be entitled to an injunction restraining any such breach. Nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies available to the Corporation for such breach or threatened breach, including the recovery of damages from the Executive.

         9. Vacations: The Executive shall be entitled each year to a vacation in accordance with the vacation contract addendum dated effective July 1, 1999.

         10. Disability: If the Executive is unable to perform his services by reason of illness or total incapacity, based on standards similar to those utilized by the U.S. Social Security Administration, he shall receive his full salary for one (1) year of said total incapacity through coordination of benefits with any existing disability insurance program provided by the Corporation ( a reduction in salary by that amount paid by any Corporation provided insurance). Should said Executive be totally incapacitated beyond a one-year period, so that he is not able to devote full time to his employment with said Corporation, then this Agreement shall terminate.

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         11. Death During Employment: If the Executive dies during the term of employment and has not attained the age of seventy years, the Corporation and/or any third party insurance provided by the Corporation, through a coordination of benefits, shall pay the estate of the Executive a death benefit equal to two times the Executive's annual salary. In the event the Executive receives death benefits payable under any group life insurance policy issued to the Corporation, the Corporation's liability under this clause will be reduced by the amount of the death benefit paid under such policy. The Corporation shall pay any remaining death benefits to the estate of the Executive over the course of twelve (12) months in the same manner and under the same terms as the Executive would have been paid if he had still been working for the Corporation. No later than one (1) month from the date of death, the estate of the Executive will also be paid any accumulated vacation pay. Such payments pursuant to this paragraph shall constitute the full compensation of said Executive and he and his estate shall have no further claim for compensation by reason of his employment by the Corporation.

         12. Assignment: The acts and obligations of the Corporation under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Corporation.

         13. Invalidity: If any paragraph or part of this Agreement is invalid, it shall not affect the remainder of this Agreement but the remainder shall be binding and effective against all parties.

         14. Additional Compensation: If during the Term, this Agreement is terminated by the Corporation (other than pursuant to the provisions of Section 15 hereof) or by the Executive due to "Constructive Discharge" then the Executive shall receive termination pay in an amount equal to 2.99 times the average of the last three years compensation. For purposes of this Agreement, "Constructive Discharge" shall mean:

             - Any reduction in salary below the Minimum Rate;

             - A material change without the consent of the Executive which is within the discretion of the Employer diminishing the Executive's job function, authority, duties or responsibilities, or any change materially deteriorating Executive's working conditions that would not be in accordance with the spirit of this Agreement;

             - A required relocation of Executive of more than 35 miles from Executive's current job location; or requires Executive to travel away from Executive's office in the course of discharging Executive's responsibilities in excess of that typically required of executives in similar positions.

             - Any breach of any of the terms of this Agreement by the Corporation which is not cured within

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             14 days following written notice thereof by Executive to the
             Corporation, which notice must be given within 14 days of the date on which the Executive receives actual knowledge of such breach shall be deemed waived by the Executive.

The amount payable by the Corporation pursuant to this Section 14 shall be made in one lump sum cash payment payable to the Executive no later than 30 days following termination of this Agreement.

         15. Termination: The Corporation cannot terminate this agreement except for: 1) the intentional, unapproved misuse of corporate funds, 2a) professional incompetence (i.e. the intentional refusal to perform or the inability to perform the duties associated with Executive's position with the Corporation in a competent manner, which is not cured within 15 days following written notice to Executive) or 2b) willful neglect of duties or responsibilities in either case not otherwise related to or triggered by the occurrence of any event or events described in or prescribed by Section 14 hereof.

         16. Indemnification: The Corporation hereby agrees to indemnify and hold the Executive harmless from any loss for any corporate undertaking, as contemplated in Section 7 hereof, whereby a claim, allegation or cause of action shall be made against the Executive in the performance of his contractual duties except for willful illegal misconduct. Said indemnification shall include but not be limited to reasonable cost incurred in defending the Executive in his faithful performance of contractual duties. 17. Dispute Resolution/ARBITRATION:
Any dispute, controversy or claim between the parties arising out of, or related in any manner to the employment of Executive, this Agreement, or the breach thereof, shall be exclusively and finally settled by arbitration pursuant to this Section. The arbitration proceedings shall be conducted pursuant to the Federal Arbitration Act and in accordance with the rules established for the arbitration of employment (or alternatively, commercial) disputes by the Center for Public Resources, or alternatively, the American Arbitration Association. The parties will select a neutral arbitrator based upon the procedures set forth by the arbitration service selected. The Arbitrator selected shall have no prior or existing relationship with the Company or the Executive. The decision of the Arbitrator shall be in writing, and shall be final and binding upon both parties, except that errors of law shall be subject to appeal. Any arbitration shall be held in Dallas, Texas.

         18. Entire Agreement: This contract may not be changed except in writing and embodies the whole Agreement between the parties hereto and there are no inducements, promises, terms, conditions or obligations made or entered into by the Corporation or the Executive other than contained herein. This Executive Employment

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Contract supercedes and replaces that certain Executive Employment Contract dated June 14, 2002 between the Corporation and the Executive.

         IN WITNESS WHEREOF, the parties here hereunto signed and sealed this Agreement the date first above written.

Signed, Sealed and Delivered                      "Corporation"
In the presence of:                               PMC Capital, Inc.

        /s/ Barry N. Berlin
        -------------------
        Barry N. Berlin
                                                  /s/ Andrew S. Rosemore
                                                  ----------------------
        /s/ Jan F. Salit                          By: Andrew S. Rosemore,
        ----------------                              Executive Vice President
        Jan F. Salit

                                                  "EXECUTIVE"
        /s/ Barry N. Berlin
        -------------------
        Barry N. Berlin
                                                  /s/ Lance B. Rosemore
                                                  ---------------------
        /s/ Jan F. Salit                          By: Lance B. Rosemore,
        ----------------                          President and
        Jan F. Salit                              Chief Executive Officer

                                                  (CORPORATE SEAL)